EXHIBIT 14

FIFTH AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC (the “Amendment”) is made as of October 28, 2010 by DAL Group, LLC (the “Company”).  This Amendment will become effective upon receipt of approval by the Company and the Majority Interest Members (as defined below) (the “Effective Date”).

Background

A.
The Company adopted a limited liability company agreement on March 20, 2007, and amended and restated it on May 1, 2009.  The Company adopted, and is now subject to, an Amended and Restated Limited Liability Company Agreement as of January 15, 2010, amended as of March 23, 2010, as of May 3, 2010, and as of July 26, 2010 (the “Operating Agreement”).

B.
The Company desires to amend Section 6.1 and Section 6.2(b) of the Operating Agreement, to reflect new members of the initial Board of Managers of the Company and a new succession plan for vacancies on the Board of Managers.

D.
Pursuant to Section 12.1 of the Operating Agreement, except as otherwise provided in the Operating Agreement, all amendments to the Operating Agreement must be approved by members holding a majority of the outstanding Common Units and a majority of the outstanding Series A Preferred Units of the Company (the “Majority Interest Members”).

Now, therefore, the Company and the Majority Interest Members hereby agree as follows.

Amendment

1.           Amendment.

(a)          Section 6.1 of the Operating Agreement shall be amended to state that from and after the Effective Date of this Amendment, the Board of Managers shall consist of four Managers.  From and after the Effective Date, the Board of Managers shall be the individuals specified below:

David J. Stern
Stephen J. Bernstein
Jerry Hutter
Juan Ruiz

(b)          The table comprising the list of alternative Managers set forth in Section 6.2(b) of the Operating Agreement is hereby deleted in its entirety, and the following table is adopted as the Managers’ alternatives:

Manager	First Alternative	Second Alternative
David J. Stern	Nicholas Adler	Kerry Propper
Stephen J. Bernstein	Nicholas Adler	Kerry Propper
Jerry Hutter	Nicholas Adler	Kerry Propper
Juan Ruiz	Nicholas Adler	Kerry Propper

2.           Miscellaneous.

(a)           Except as specifically amended by this Amendment, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           This Amendment shall be construed as one with the Operating Agreement, and the Operating Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

[Signature page follows.]

The Company and the Majority Interest Members have executed this Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC as of the Effective Date.

THE COMPANY:		MEMBERS:

DAL GROUP, LLC		DJSP ENTERPRISES, INC.

By:	/s/ David J. Stern	By:	/s/ David J. Stern
	David J. Stern, President		David J. Stern, President and CEO

STERN HOLDING COMPANY – PT, INC.

		By:	/s/ David J. Stern
David J. Stern, President

JEFFREY A. VALENTY
/s/ Jeffrey A. Valenty

NAGINA PARTNERS LLC

		By:	/s/ Raj K. Gupta
Raj K. Gupta , President